FOR IMMEDIATE RELEASE
Contact: Lindsey McGough
Phone: 501.219.2400

Equity Media Names Patrick Doran Chief Financial Officer

Little Rock, Ark. (January 22, 2008) Equity Media Holdings Corporation (Nasdaq: EMDA) announced today that Patrick Doran has been named Chief Financial Officer for the company, effective immediately. Doran, who has over 28 years of diversified financial and operational experience in major corporations, joined Equity Media in a consulting role in November.

Doran comes to Equity Media from Orbit Brands Corporation, where he served as interim Chief Financial Officer and consultant. Prior to this, Doran held several executive positions for CTN Media Group, Inc., including President, Chief Operating Officer, Chief Financial Officer and Secretary (1997-2006). Mr. Doran also served as the Vice-President of Operations and Planning for Turner Pictures Worldwide Distribution (1994-1997) and Vice President-Group Controller for the Syndication and Licensing group for Turner Broadcasting (1987-1993). Prior to joining Turner Broadcasting, Mr. Doran held various managerial and executive positions at Columbia Pictures and MGM Studios.

“We are extremely excited about Pat joining our management team,” said Larry Morton, President and CEO of Equity Media.  “Pat’s strong finance and media background, especially on the network operations side, make him a key part of the development and growth of the Retro Television Network, as well as the long term development of our television stations.”

“I am very pleased to join the talented management team of Equity Media,” stated Doran. “The Company’s diverse asset base and tremendous growth potential of the Retro Television Network present a great opportunity to help formulate and execute a cutting-edge digital strategy. I am looking forward to working with all of our partners to facilitate the success of the Retro Television Network.”

Doran holds a Bachelor of Business Administration from Baruch College, CUNY in New York. He has also been a member of the AICPA for over 20 years.

About Equity Media Holdings Corporation
Equity Media Holdings Corporation (Nasdaq: EMDA) is a growing broadcaster with multiple sources of revenue and value in its operations that include its Broadcast Station Group, Spectrum Holdings Division and Broadcast Services Division.  Equity Media is one of the largest owners and operators of television stations in the United States, currently owning stations in 41 markets that cover more than 32% of the U.S. population.  It is the second largest affiliate group of the top ranked Univision and TeleFutura networks, two networks driven by the growth of the Hispanic population in the U.S.  Equity Media's proprietary Centralized Automated Satellite Hub (C.A.S.H.) system and Retro Television Network provide centralized content distribution services, which Equity Media believes are unique within the media industry. For more information, please visit www.EMDAholdings.com.

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